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Exhibit 10.32

Execution Copy

TERMINATION AGREEMENT

        This Termination Agreement (the "Termination Agreement") is effective as of the latest date of signature appearing below (the "Effective Date") by and between Valeant Pharmaceuticals North America, a Delaware corporation and successor in interest to Valeant Research & Development, ("Valeant"), Metabasis Therapeutics, Inc., a Delaware corporation ("Metabasis"), and Schering Corporation, a New Jersey corporation ("Schering"). (Valeant, Metabasis and Schering are each from time to time referred to individually as a "Party" and collectively as the "Parties".)

Recitals

        A.    Valeant and Schering entered into a Development and License Agreement dated as of December 12, 2006 and effective as of January 9, 2007, for the product known as Pradefovir (the "Valeant/Schering Agreement").

        B.    Metabasis and Schering entered into an Amended and Restated Development and License Agreement, dated December 12, 2006 and effective as of January 9, 2007, for Pradefovir (the "Metabasis/Schering Agreement").

        C.    Valeant, Metabasis and Schering entered into an Assignment and Assumption Agreement, having an effective date of January 9, 2007, in connection with the Valeant/Schering Agreement and the Metabasis/Schering Agreement (the "Assignment").

        D.    Valeant, Metabasis and Schering desire to terminate the Valeant/Schering Agreement and the Metabasis/Schering Agreement on the terms and conditions set forth in this Termination Agreement.

        In consideration of the foregoing premises and the mutual covenants set forth below, the Parties to this Agreement agree as follows:

Article 1 — Definitions

        Except as otherwise expressly set forth in this Termination Agreement, all capitalized terms used in this Termination Agreement (whether used in the plural or singular) shall have the respective meanings set forth in the Valeant/Schering Agreement and the Metabasis/Schering Agreement.

"Schering License Term" shall mean the period of time during which Schering held the licenses to the Product, which began on the effective date of the Transaction Agreements and expires on the Termination Date.

"Termination Date" shall mean the date which is five (5) Business Days after the Effective Date.

"Transaction Agreements" shall mean, collectively, the Valeant/Schering Agreement, the Metabasis/Schering Agreement and the Assignment.

Article 2 — Termination

        The Parties hereby agree that the Valeant/Schering Agreement and the Metabasis/Schering Agreement are hereby terminated effective as of the Termination Date. The Parties further agree that notwithstanding anything in the Transaction Agreements to the contrary, and except as otherwise expressly set forth herein:

          (i)    the provisions of sections 12.5.2, 12.5.3, 12.5.4 and 12.7 of the Metabasis/Schering Agreement and section 12.7 of the Valeant/Schering Agreement, together with the terms and conditions of the Assignment, shall govern the rights and obligations of the Parties throughout the entire Territory on and after the Termination Date in the same manner as if the Metabasis/Schering Agreement and the Valeant/Schering Agreement had each been terminated in its entirety pursuant to, respectively, sections 12.5.1 and 12.2 of those agreements; and

          (ii)   the terms and conditions of section 2.6 of the Valeant/Schering Agreement and section 2.7 of the Metabasis/Schering Agreement shall have no force or effect on and after the Termination Date.

Article 3 — Clarification of Rights after Termination

        3.1    Transfer of INDs by Valeant.    The Parties acknowledge that as of the Effective Date (i) Valeant remained the registered owner of the INDs for the Product throughout the Territory but had otherwise transferred all rights in and to such INDs to Schering pursuant to the terms of the Valeant/Schering Agreement, and (ii) no NDAs, MAAs or other applications for Regulatory Approval of the Product have been filed by or on behalf of Valeant, Schering or their respective Affiliates for the Product in any country. The Parties shall cooperate to complete the transfer of ownership of and all responsibility for all of the INDs for the Product from Valeant to Metabasis as soon as practicable after the Effective Date, and in any event no later than the Termination Date.

        3.2    Transfer of Data by Schering.    As soon as practicable after the Effective Date (and in any event on or before the Termination Date) Schering and Valeant each shall deliver to Metabasis copies of all data, information and documentation (in hard copy and electronic format, to the extent available) in its or its Affiliates' possession related to the development of the Product, including without limitation any draft and/or final reports from the recently completed 24-month carcinogenicity studies (the "CARC Studies"), all clinical studies, and any and all other pre-clinical and clinical data and all submissions and correspondence with any regulatory agencies worldwide. Schering shall transfer the sponsorship of the CARC Studies to Metabasis as of the Effective Date, provided that the cost of the final reports for the CARC Studies shall be paid by Schering and Valeant as set forth below in Section 4.2. Schering and/or Valeant (as appropriate) shall also provide Metabasis with copies of all final reports from the CARC Studies promptly after such final reports become available, provided that prior to Valeant finalizing and executing any such final reports, Metabasis shall have the right to review and approve such final reports and Valeant shall not execute any such final reports without the prior written approval of Metabasis. If and to the extent that Schering or its Affiliates' retain any rights, title or interests in or to any pre-clinical data, clinical data and/or regulatory data related to the Product after the termination of the Metabasis/Schering Agreement and the Valeant/Schering Agreement, Schering hereby grants to Metabasis an irrevocable, exclusive, worldwide, paid-up, license (with the right to grant sublicenses) for the use of all such data solely to develop, make, have made, use, import, export, have imported, have exported, offer to sell, sell and have sold the Licensed Compound and Products; provided, however, that with respect to any Product which is a Combination Product, such license shall not include any rights to data that relates to any active pharmaceutical ingredient other than the Licensed Compound. Schering hereby confirms that as of the Termination Date there are no Program Improvements or Program Patents that are Controlled by Schering or its Affiliates, and that the data and information to be provided to Metabasis pursuant to this Section 3.2 will encompass all know-how related to the Product that has been developed by or on behalf of Schering during the Schering License Term and that is necessary for and or material to the continued development of the Product.

        3.3    Existing Inventory.    On or before the Termination Date, Schering shall inform Metabasis in writing of all quantities of Licensed Compound and/or Product (including any work in progress) in its or its Affiliates' possession. Except as otherwise expressly set forth in this Section 3.3, neither Schering nor its Affiliates shall sell or otherwise dispose of any quantities of Licensed Compound and/or Product (including any work in progress) in its or its Affiliates' possession or control, without the prior written consent of Metabasis. Metabasis shall have the right to purchase any and all quantities of such Licensed Compound and/or Product from Schering pursuant to section 12.5.4(e) of the Metabasis/Schering Agreement. Schering shall reasonably cooperate with any requests by Metabasis to enable it to evaluate the quality of such inventory of Licensed Compound and/or Product. Metabasis shall notify Schering within sixty (60) days of the Termination Date as to whether or not Metabasis will purchase the Licensed Compound and/or Product. Any such purchases by Metabasis shall be completed as soon as practicable thereafter and shall be at a price (not to exceed Schering's Fully Burdened Manufacturing Costs) to be mutually agreed upon by Schering and Metabasis. Schering shall deliver any such quantities of Licensed Compound and/or Product (together with any existing documentation in Schering's possession with respect to the quality of such materials) to Metabasis (or its designee) F.C.A. (Incoterms 2000). For clarity, the Parties acknowledge that Schering and its Affiliates did not manufacture or control the manufacturing of any quantities of Licensed Compound and/or Product in its or its Affiliates' possession, and Schering shall not have any obligation to test, assay, analyze or otherwise generate any additional data or documentation with regard to the quality and/or specifications of any quantities of Licensed Compound and/or Product to be purchased by Metabasis pursuant to this Section 3.3. ANY PURCHASES OF LICENSED COMPOUND AND/OR PRODUCT BY METABASIS PURSUANT TO THIS SECTION 3.3 SHALL THEREFORE BE MADE "AS IS", AND WITHOUT ANY WARRANTY OR REPRESENTATION (EXPRESS OR IMPLIED) BEING MADE BY SCHERING OR ITS AFFILIATES WITH RESPECT TO SUCH LICENSED COMPOUND OR PRODUCT, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF NON-INFRINGEMENT AND ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE. In the event that Metabasis notifies Schering that it does not wish to purchase the existing inventory of Licensed Compound and/or Product, or fails to notify Schering within sixty (60) days after the Termination Date of its decision, then Schering shall have the right to dispose of all of its existing inventory of Licensed Compound and/or Product in the manner determined by it in its sole discretion; provided that Schering complies with all applicable laws, rules and regulations in connection therewith.

        3.4    Future Supply Obligations.    The Parties acknowledge that as of the Effective Date Schering and its Affiliates have not established any manufacturing capabilities or other sources of supply for the Licensed Compound and/or Product. Except for the delivery of any existing inventory of Licensed Compound and/or Product that may be purchased by Metabasis pursuant to Section 3.3 of this Termination Agreement, Schering and its Affiliates shall not have any obligations to manufacture, supply, or procure the supply of, any quantities of Licensed Compound or Product whatsoever to Metabasis or its Affiliates and/or licensees.

        3.5    Trademarks.    The Parties acknowledge that as of the Effective Date Schering and its Affiliates do not own, and have not filed any applications to register, any Trademarks for the Product in the Territory.

        3.6    Patents and Patent Applications.    As soon as practicable after the Effective Date (and in any event on or before the Termination Date) Schering shall deliver to Metabasis copies of all documentation in its or its Affiliates' possession or Control related to the preparation, filing, prosecution, maintenance, enforcement or defense of Licensed Patents. Effective as of the Termination Date, Metabasis shall be solely responsible, at its own expense, for all aspects of the preparation, filing, prosecution, maintenance, enforcement or defense of Licensed Patents. Any and all powers of attorney granted by or on behalf of Metabasis to Schering or its Affiliates related to the preparation, filing, prosecution, maintenance, enforcement or defense of Licensed Patents shall be deemed revoked effective as of the Termination Date. For clarity, Schering shall remain responsible for any costs and expenses of preparing, filing, prosecuting, maintaining, enforcing or defending the Licensed Patent that are incurred during the Schering License Term.

        3.7    Availability of Personnel.    Schering confirms that it will make a reasonable number of appropriate personnel available to Metabasis in accordance with Section 12.5.4(f) of the Metabasis/Schering Agreement to assist in the orderly transition of information and rights related to the Licensed Compound and the Product. For clarity, Schering shall provide access to such personnel, pursuant to reasonable requests by Metabasis, for a period of ninety (90) days after the Termination Date. Schering will thereafter give good faith consideration to any requests for access to its personnel, such access to be at Metabasis' cost and expense; provided that under no circumstances will Schering be obligated to make any of its personnel available to Metabasis more than one hundred and eighty (180) days after the Termination Date.

Article 4 — Post Termination Liabilities

        4.1    Liability and Indemnification.    The Parties acknowledge and agree that as among Valeant, Schering, Metabasis, and their respective Affiliates, all liabilities and indemnification obligations arising in connection with the development, manufacture, use and/or commercialization of the Licensed Compound and/or the Product will continue to be governed by the applicable terms and conditions of the Transaction Agreements together with the terms of this Article 4.

        4.2    Responsibility for Clinical Study Participants.    The Parties acknowledge that all human clinical studies for the Product that have been undertaken as of the Effective Date were designed and initiated by or on behalf of Valeant prior to the effective date of the Transaction Agreements using study protocols generated by or on behalf of Valeant. The Parties further acknowledge that during the Schering License Term (i) no new patients were enrolled in any then ongoing clinical studies for the Product, and (ii) no new clinical studies for the Product were initiated. For clarity, the Parties agree that Valeant is and shall remain responsible for, and shall indemnify Schering and Metabasis in accordance with the applicable terms and conditions of the Transaction Agreements with respect to, all liabilities arising as a result of the conduct of any and all clinical studies for the Product prior to the effective date of the Transaction Agreements (including without limitation any liabilities arising at any time thereafter as a result of the administration prior to the effective date of the Transaction Agreements of the Product to any individuals participating in those studies). The Parties further acknowledge and agree that Metabasis shall not be responsible for any costs and expenses arising (whether before or after the Termination Date) from (i) the discontinuation of pradefovir treatment for those patients who were enrolled in ongoing Phase II clinical studies for the Product, and/or (ii) providing alternative treatment (as determined by the responsible clinical investigators at each study site) of such patients following discontinuation of treatment with pradefovir with certain other therapeutic agents approved for the treatment of hepatitis B virus infection. All such costs and expenses shall be initially paid by Valeant and will then (except as may otherwise be agreed by Schering and Valeant in writing) be allocated between Schering and Valeant in accordance with the applicable terms and conditions of the Transaction Agreements. For clarity, Schering will reimburse Valeant for the documented out-of-pocket costs actually incurred in providing alternative treatment with certain other therapeutic agents approved for the treatment of hepatitis B virus infection following discontinuation of treatment with pradefovir for patients who were enrolled at any time during the Schering License Term in ongoing Phase II clinical studies for the Product.

        4.3    Patient Registries.    The Parties acknowledge that as of the Effective Date the FDA, and certain other Approval Authorities in the Territory, are requiring the implementation of patient registries to monitor those patients who were treated with the Product as a result of their participation in the Phase II clinical studies for the Product (the "Patient Registries"). Schering and Valeant have been collaborating to design and obtain regulatory approval of a protocol for the conduct of the Patient Registries and Schering has recently obtained a quote from a third party contractor for the conduct of the Patient Registries. On or before the Termination Date, Schering shall provide Valeant with contact information and copies of any quotes or other information received by Schering from such third party contractor with respect to the Patient Registries. The Parties agree that Valeant is and shall remain responsible for: (i) obtaining approval from the FDA and all other relevant Approval Authorities of the final protocol for the Patient Registries (and any amendments thereto); (ii) the implementation and conduct of the Patient Registries in accordance with such approved protocol, including without limitation cooperating with Metabasis for the timely preparation of any annual reports required to be submitted to the FDA and/or other Approval Authorities with respect to such Patient Registries; (iii) identifying and contracting with a suitable third party for the implementation and conduct of the Patient Registries in accordance with the approved protocol and the preparation of the clinical summary to be included in the annual reports (which clinical summary shall be provided to Metabasis); and (iv) all of the costs and expenses arising in connection therewith, including without limitation the costs of any third party contractor engaged by Valeant to conduct the Patient Registries and prepare the clinical summaries. On or before the Termination Date, Valeant shall provide Metabasis a copy of the then current version of the protocol for the Patient Registries, and shall thereafter (1) provide Metabasis with copies of the final protocol and any updates or amendments to the protocol, and (2) keep Metabasis reasonably informed with respect to the approval, implementation and conduct of the Patient Registries, including without limitation with respect to communications with the FDA or other Approval Authorities with respect thereto.

        4.4    Liabilities Arising from Future Activities.    The Parties acknowledge and agree that as among the Parties and their respective Affiliates, Metabasis shall be solely responsible for any and all liabilities arising out of or relating to the performance by or on behalf of Metabasis (or its Affiliates and/or licensees) of any activities on or after the Termination Date in connection with the further development, manufacture and/or commercialization of Licensed Compound and/or Product, and shall hold harmless the Schering Indemnitees and the Valeant Indemnitees with respect thereto. For clarity, the Parties acknowledge that Metabasis' responsibilities under this Section 4.4 shall not include any liabilities that are subject to Sections 4.2 or 4.3 of this Termination Agreement.

Article 5 — Miscellaneous

        5.1    Governing Law.    This Termination Agreement shall be governed, interpreted and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles.

        5.2    Waiver.    No delay or failure by a Party to enforce any of its rights and obligations hereunder shall be construed as a waiver of such rights and obligations, unless such waiver is expressly set forth in writing by such Party. Any written waiver by a Party of its rights to enforce any provision of this Agreement shall not be construed as a continuing waiver of such Party's rights to enforce the same or other provisions of this Agreement.

        5.3    Relationship of the Parties.    For purposes of this Termination Agreement, the relationship among the Parties is that of an independent contractor. Nothing herein contained shall be deemed to create any agency, employment, joint venture or partnership relationship between any of the Parties hereto. Except as otherwise expressly set forth herein, no Party shall have any power to bind or obligate any other Party in any manner whatsoever.

        5.4    Notice.    Any notice, consent, request or waiver required or permitted to be given or sent under this Agreement shall be in writing and sent by personal delivery, facsimile transmission (with confirmation copy by first-class mail), certified or registered mail (postage prepaid), or internationally recognized overnight courier, to the Parties at the addresses and facsimile numbers indicated below:

  If to Valeant:

    Valeant Pharmaceuticals North America One Enterprise
    Aliso Viejo, California 92656
    Attention: General Counsel
    Facsimile: 949-461-6641

    with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    Four Times Square
    New York, New York 10036
    Attention: Bruce J. Goldner, Esq.
    Facsimile: 917-777-2972

  If to Metabasis:

    Metabasis Therapeutics, Inc.
    11119 North Torrey Pines Road
    La Jolla, CA 92037
    Attention: Chief Executive Officer
    Facsimile: 858-458-3504

    with a copy to:

    Wilson Sonsini Goodrich & Rosati P.C.
    650 Page Mill Road
    Palo Alto, California 94304-1050
    Attention: Michael J. O'Donnell
    Facsimile: 650-493-6811

  If to Schering:

    Schering Corporation
    2000 Galloping Hill Road
    Kenilworth, NJ 07033
    Attn: Senior Vice President, Global Licensing & Strategic Alliances
    Facsimile: 908-298-7366

    with a copy to:

    Attn: Senior Legal Director, Licensing
    Facsimile: 908-298-2739

        5.5    Entire Agreement.    This Termination Agreement together with the surviving provisions of the Transaction Agreements, embodies the entire understanding between the Parties relating to the subject matter hereof, and as of the Effective Date supersedes all prior understandings or agreements between the Parties (whether written or oral) with respect thereto.

        5.6    Severability.    If any provision of this Termination Agreement is finally determined to be invalid, unlawful or incapable of being enforced in a jurisdiction, (i) it will be deemed to be severed from this Termination Agreement in such jurisdiction, (ii) every other provision of this Termination Agreement will remain in full force and effect in such jurisdiction, (iii) the Parties will negotiate in good faith to modify this Termination Agreement so as to achieve the original intent of the Parties as closely as possible in an acceptable manner with respect to such jurisdiction and (iv) such invalidity, unlawfulness or unenforceability will not affect the interpretation or enforcement of this Termination Agreement in any other jurisdiction.

        5.7    Amendments.    This Agreement may not be altered or otherwise amended except by an instrument in writing signed by authorized representatives of each of the Parties.

        5.8    Counterparts.    This Termination Agreement may be executed in any number of counterparts and by facsimile, each of which shall be deemed to be an original and all of which taken together will constitute one and the same instrument.

        5.9    Further Assurances.    Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further actions as any other Party may reasonably request in connection with this Termination Agreement in order to give effect to the terms and conditions of this Termination Agreement.

        5.10    Assignment.    Neither this Termination Agreement nor any interest under this Termination Agreement may be assigned by any Party without the prior written consent of all of the other Parties hereto, except that any Party may assign this Termination Agreement, in whole or in part, and/or transfer rights or delegate obligations under this Termination Agreement, to an Affiliate or to any third party who acquires all or substantially all of the business of the assigning Party and/or substantially all of the business to which this Termination Agreement relates (whether by merger, sale of assets or otherwise); provided that such Affiliate or other third party successor in interest promptly agrees in writing to be bound by the terms of this Termination Agreement. Any assignment that does not comply with this Section 5.10 shall be null and void.

[Remainder of this page intentionally left blank.]

        IN WITNESS WHEREOF, the Parties intending that this Termination Agreement be binding on each of the Parties and their respective successors and assigns have caused this Termination Agreement to be executed by their respective duly authorized representatives as of the dates set forth below.

SCHERING CORPORATION
By:
Name:
Title:
Date:

VALEANT PHARMACEUTICALS NORTH AMERICA
By:
Name:
Title:
Date:

METABASIS THERAPEUTICS, INC.
By:
Name:
Title:
Date:

QuickLinks

  Exhibit 10.32
  Execution Copy
TERMINATION AGREEMENT
Recitals